[LOGO OF BEVERLY ENTERPRISES]

NEWS RELEASE	EXHIBIT 99.1

Contact:	James M. Griffith
Senior Vice President
Investor Relations and Corporate Communications
(479) 201-5514

Beverly Earns 15 Cents Per Share Diluted; Expected Divestitures to
Significantly Reduce Future Patient Care Liability Costs

(FORT SMITH, ARKANSAS, October 31, 2002) — Beverly Enterprises, Inc. (NYSE: BEV) today announced that strong operating results and continued cost-containment initiatives produced net income for the third quarter of 2002 totaling $15.6 million (15 cents per share diluted), compared to $12.1 million (11 cents per share diluted) for the same period in 2001.* Third-quarter results for 2002 include a charge of $4.5 million, primarily for workforce reductions.

On a pro forma basis – and assuming effective tax rates of 37 percent and 36 percent for the 2002 and 2001 periods, respectively – Beverly’s net income for the 2002 third quarter totaled $13.3 million (13 cents per share diluted), compared to $14 million (13 cents per share diluted) in the year-earlier period. Beverly’s pro forma earnings per share target for the 2002 third quarter had been 12 cents per share diluted.

In 2002 a new accounting standard relating to the amortization of goodwill (SFAS No. 142) was adopted. If this standard had been in effect last year, third quarter results in 2001 would have improved by $1.1 million (one cent per share diluted).

* Net income for the 2002 third quarter reflects the fact that, as previously disclosed, no Federal income tax expense is expected to be recorded through 2003. The annualized tax rate in effect for the 2001 third quarter was 45 percent, a higher than normal rate that resulted from significant charges related to the then-pending sale of operations in Florida.

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Revenues for the 2002 third quarter totaled $630.5 million, compared to $691.9 million in the year-earlier period, due primarily to a 14 percent reduction in the number of beds. This reduced capacity primarily was due to the strategic sale of nursing home operations in Florida and the disposition of several other under-performing assets. On a same-facility basis, total revenues increased 3.8 percent – the result of a four percent increase in nursing home per diem rates, growth in third-party revenues for AEGIS Therapies and an increase in the mix of Medicare patients.

“The success of strategic initiatives to strengthen our nursing home portfolio and expand our eldercare service businesses can be seen in the growth of same-facility operating profits,* both during the third quarter and throughout 2002,” said William R. Floyd, Beverly Chairman and Chief Executive Officer. “For the third quarter, operating profits rose 7.1 percent on a 3.8 percent increase in revenues, which resulted in a 31-basis point increase in our same-facility operating margin (operating profit as a percentage of net operating revenues) to 9.7 percent. For the first nine months of 2002 and on a same-facility basis, total company operating profits were up 9.3 percent and revenues rose 6.3 percent. We increased our overall operating margin by 26 basis points to more than 9.3 percent.”

Business Unit Performance Remains Strong

For the third quarter, nursing home occupancy averaged 87.8 percent – an increase of 54 basis points from the same period in 2001 and a 14-basis point gain from the prior quarter. Patient mix remained strong, with Medicare accounting for 10.5 percent of patient days – the seventh consecutive quarter at double-digit levels. As a percentage of revenue, Medicare averaged 25.8 percent for the 2002 third quarter, up 123 basis points from the same period a year earlier. Medicare as a percentage of revenue was down 79 basis points sequentially, reflecting a seasonal decline.

Revenues from rehabilitation therapy services provided by AEGIS Therapies to third-party nursing homes have continued to grow throughout 2002. For both the quarter and first nine months, third-party revenues have more than tripled, compared to the same periods in 2001. AEGIS added 36 non-Beverly facilities during the quarter, bringing the outside client base to 362 facilities. Operating profits rose 10 percent on a comparable basis from the 2001 third quarter, as AEGIS slightly exceeded its internal profit objective.

* Earnings before interest, taxes, depreciation, amortization and special charges.

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Operating profits for Hospice operations increased 41 percent from the third quarter of 2001 and were up 47 percent sequentially. Revenues increased 9 percent from the 2001 third quarter and from the 2002 second quarter, reflecting average daily census gains of 6 percent and 11 percent, respectively, over these same periods. Beverly operates 21 hospice programs in 10 states.

Matrix achieved an operating profit for the 2002 third quarter, compared to continuing losses throughout 2001. Matrix primarily provides non-geriatric outpatient therapy services at 154 clinics.

As previously disclosed, Beverly has retained an independent third party to audit MK Medical’s billing of government payors to determine the extent of any potential overpayments. It is anticipated that the results of this audit will not be determined before the end of the fourth quarter of 2002.

Short-term Outlook Reflects Medicare Uncertainty

Floyd said: “The failure by Congress to address Medicare funding on a timely basis creates significant uncertainty in our short-term financial projections. If funding is restored and made retroactive to October 1, 2002, we believe we can achieve our pro forma earnings objective for the fourth quarter of 13 cents per share diluted. This objective reflects the 2.6 percent ‘market basket’ increase that took effect October 1, 2002, and is based on our current asset portfolio. If no additional funds are authorized by Congress, our fourth quarter revenues and operating profits would decline by approximately $14 million, and our pro forma earnings would total about five cents per share diluted.

“We’ve been assured by members of the leadership in both the House and Senate that Congress recognizes the need for additional Medicare funding and will address the issue during its post-election session. The healthcare system for the elderly in this country is as fragile as the patients we serve, and it must be strengthened by adequate funding at both Federal and state levels. Otherwise, providers will find it increasingly difficult to attract and retain qualified caregivers – and the industry will not have access to the funds needed to upgrade an aging and technologically outmoded infrastructure.”

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Aggressive Actions Being Taken to Reduce Patient Care Liabilities

Floyd continued: “We recognize that we cannot rely solely on outside economic and regulatory factors to achieve and sustain meaningful improvements in our performance. We must continue to strengthen our nursing home portfolio, reduce overhead and improve our overall effectiveness. Our most pressing challenge, however, is to stop the alarming growth in patient care liability costs – an issue that threatens the entire long-term care industry.

“The aggressive actions we’re taking to minimize these costs begin with our long-standing commitment to improve the quality of care we’re providing. Our performance continues to be equal to or better than the average of other for-profit facilities in states where we operate in terms of the percentage of adverse actions resulting from state surveys, and our average number of deficiencies per survey continues to decline. We recently completed the integration of our existing quality management systems and programs with Nursing Home operations and our Professional Services organization, which provides the clinical expertise and resources to our homes. This integration is designed to bring greater focus and more effective use of clinical resources to this critical area.

“We also are adding client service specialists at key nursing homes to counsel patients and their families on care planning objectives and treatment expectations. In addition, we’ve expanded our nurse-attorney function and more closely integrated it into our skilled nursing operations. These nurse attorneys now play a more proactive and preventative role with the nursing homes in addressing incidents and misunderstandings that might otherwise form the basis for claims and lawsuits. They also are providing our nursing homes with additional assistance on survey and regulatory issues. Another action we’ve taken that is designed to minimize lawsuits is the implementation, effective October 1, of voluntary arbitration agreements as part of the admissions process at every one of our nursing homes.

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Strategic Review of Assets Primarily Designed to Cut Liability Costs, Strengthen Portfolio

“We believe these initiatives will prove helpful in reducing the growth of patient care liability costs, but we recognize that even more aggressive and far-reaching actions are required to cut these costs on an absolute basis. We are evaluating several strategic alternatives that address this issue, and analyzing our entire nursing home portfolio to identify facilities that account for a disproportionate share of projected patient care liability costs.

“As a result of this analysis, we expect to divest a significant portion of our current nursing home capacity over the next two years. The facilities that are being considered are currently projected to account for more than 50 percent of our anticipated patient care liability costs in 2002, and their liability exposure currently is expected to continue in that proportion in the future. This process represents a significant acceleration of our strategy to strengthen the nursing home portfolio in order to generate larger and more predictable operating and free cash flows.

“We’ve already made important progress toward this objective. Since year-end 2000, we’ve divested 73 under-performing or non-strategic nursing homes. The net proceeds of these divestitures have been utilized to reduce overall debt by more than $110 million – and to make capital investments to improve our remaining facilities. From this stronger base of operations, we believe we can achieve an even more dramatic transformation in the size and composition of the Beverly portfolio. We plan to use the net proceeds from any divestitures of nursing homes or other non-strategic assets to further reduce our debt level and to reinvest in facilities, technology and other business opportunities consistent with our strategic objectives.

“To help us execute this program in a strategic manner, we will retain an investment bank to assist us with asset dispositions. Obviously, a commitment of this magnitude requires considerable patience and prudence to ensure that we obtain fair value for the assets that will be sold and that we maximize the performance of these properties while we are operating them. As a result, we do not intend to make further announcements regarding specific assets to be divested or to discuss specific timetables until the process has advanced. Prudent execution of this plan also makes it impracticable to provide interim guidance about quarterly performance objectives, at least during 2003.

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“At the same time we’re executing this divestiture strategy, we also will be implementing several initiatives to improve our fundamental business processes and reduce costs throughout our organization. We’ve set an objective of reducing costs by at least $40 million over the next three years. In addition to cutting costs, this also will help ensure that our overhead structure is effectively aligned with a smaller-but-stronger portfolio of operating assets.

“The overall objective of these actions is to transform Beverly into a more profitable provider of eldercare services, with more predictable operating margins and free cash flows. Projected patient care liability costs for future years should be reduced significantly. Our balance sheet will be stronger, with improved ratios. In summary, Beverly will be a company that provides quality care for our patients and clients – and better returns for our investors.”

* * *

Beverly shareholders may listen to a discussion by senior management of the Company’s performance and prospects at 8:30 a.m. EST today by dialing 1-800-946-0712 or 1-719-457-2642 and entering reservation number 567535. A recording of this conference call will be available from 11:30 a.m. EST today until midnight Thursday, November 7. Shareholders may dial 1-888-203-1112 or 1-719-457-0820 and enter reservation number 567535 to access the recording.

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. The release may contain forward-looking statements, including statements related to expected future performance, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include: national and local economic conditions, including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including the Company’s compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; liabilities and other claims asserted against the Company, including patient care liabilities, as well as the resolution of the Class Action and Derivative lawsuits; the ability to

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execute possible divestitures in a timely manner at fair value; the ability to predict future reserves related to patient care liabilities; the ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which the Company operates; the ability to maintain and increase census levels; and demographic changes. These and other risks and uncertainties that could affect future results are addressed in the Company’s filings with the Securities and Exchange Commission, including Forms 10-K and 10-Q.

Beverly Enterprises, Inc. and its operating subsidiaries comprise a leading provider of healthcare services to the elderly in the United States. They operate 461 skilled nursing facilities, as well as 29 assisted living centers, 54 home care and hospice centers and 154 outpatient clinics. Through AEGIS Therapies, they also offer rehabilitative services on a contract basis to nursing homes operated by other care providers.

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BEVERLY ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Quarter ended September 30,		Nine months ended September 30,
	2002	2001	2002	2001
Net operating revenues	$629,036	$690,875	$1,884,500	$2,030,321
Interest income	1,449	1,027	3,592	2,225

Total revenues	630,485	691,902	1,888,092	2,032,546

Costs and expenses:
Operating and administrative:
Wages and related	379,164	418,970	1,120,327	1,228,689
Provision for insurance and related items	28,870	27,111	96,793	83,480
Other	162,584	180,865	502,853	538,800
Interest	16,610	19,637	50,437	59,020
Depreciation and amortization	22,135	23,369	66,121	69,983
Florida insurance reserve adjustment	—	—	22,179	—
California investigation settlement and related costs	—	—	6,300	—
Adjustment to estimated reserves related to settlements of federal government investigations	—	—	(6,940)	—
Asset impairments, workforce reductions and other unusual items	4,523	—	4,523	115,543

Total costs and expenses	613,886	669,952	1,862,593	2,095,515

Income (loss) before provision for (benefit from) income taxes	16,599	21,950	25,499	(62,969)
Provision for (benefit from) income taxes	1,021	9,877	3,431	(28,336)

Net income (loss)	$15,578	$12,073	$22,068	$(34,633)

Net income (loss) per share of common stock:

Basic:
Net income (loss) per share of common stock	$0.15	$0.12	$0.21	$(0.33)

Shares used to compute net income (loss) per share	104,865	104,264	104,681	103,953

Diluted:
Net income (loss) per share of common stock	$0.15	$0.11	$0.21	$(0.33)

Shares used to compute net income (loss) per share	104,937	106,572	105,310	103,953

BEVERLY ENTERPRISES, INC.
SUPPLEMENTARY INFORMATION
PRO FORMA ANALYSIS OF EARNINGS
(Unaudited)
(In thousands, except per share amounts)

	Quarter ended September 30,		Nine months ended September 30,
	2002	2001	2002	2001

Income (loss) before provision for (benefit from) income taxes, as reported	$16,599	$21,950	$25,499	$(62,969)
Adjustment for special charges:
Florida insurance reserve adjustment	—	—	22,179	—
California investigation settlement and related costs	—	—	6,300	—
Adjustment to estimated reserves related to settlements of federal government investigations	—	—	(6,940)	—
Asset impairments, workforce reductions and other unusual items	4,523	—	4,523	115,543

Income before provision for income taxes, as adjusted	21,122	21,950	51,561	52,574
Provision for income taxes, as adjusted	7,816	7,902	19,078	18,927

Net income	$13,306	$14,048	$32,483	$33,647

Diluted income per common share, as adjusted	$0.13	$0.13	$0.31	$0.32

Weighted average shares used to compute diluted income per common share, as adjusted	104,937	106,572	105,310	105,813

Note: For purposes of this pro forma analysis, the provision for income taxes, as adjusted, assumes an annual effective tax rate of 37% for 2002 and 36% for 2001.

BEVERLY ENTERPRISES, INC.
SUPPLEMENTARY INFORMATION

	Quarter ended September 30,		Nine months ended September 30,
	2002	2001	2002	2001
Number of nursing home facilities:
Owned	320	358	320	358
Leased	140	164	140	164
Managed	1	2	1	2

Total	461	524	461	524

Number of beds:
Owned	34,971	39,458	34,971	39,458
Leased	15,590	19,217	15,590	19,217
Managed	75	112	75	112

Total	50,636	58,787	50,636	58,787

Assisted Living Centers	29	34	29	34
Outpatient Clinics	154	161	154	161
Home Care Centers	54	56	54	56

Patient Days	4,023,000	4,650,000	12,002,000	13,860,000

Nursing Home Occupancy (based on operational beds)	87.76%	87.22%	87.82%	86.71%

Patient Mix (based on patient days):
Medicaid	71.32%	71.35%	70.70%	71.08%
Medicare	10.51%	10.11%	10.96%	10.27%
Private & Other	18.17%	18.54%	18.34%	18.65%

Sources of Revenue (based on $):
Medicaid	51.56%	53.05%	50.91%	52.59%
Medicare	25.75%	24.52%	26.24%	24.50%
Private & Other	22.69%	22.43%	22.85%	22.91%

Average per diem rate (including ancillaries)	$146.37	$140.90	$146.93	$138.40

Wages and related expenses as a % of net operating revenues	60.28%	60.64%	59.45%	60.52%

BEVERLY ENTERPRISES, INC.
SUPPLEMENTARY INFORMATION
ANALYSIS OF REVENUES

	Quarter ended September 30,		Nine months ended September 30,
	2002	2001	2002	2001
REVENUES (In thousands)

NURSING FACILITIES:
MEDICAID	$323,204	$364,719	$952,530	$1,061,860
MEDICARE	136,965	147,469	422,966	433,809
PRIVATE & OTHER	114,530	126,643	346,928	378,690

SUBTOTAL	574,699	638,831	1,722,424	1,874,359

AEGIS THERAPIES	13,612	4,030	37,700	10,515
HOME CARE	18,321	24,365	57,087	73,937
MATRIX	21,494	22,567	66,167	69,769
OTHER	910	1,082	1,122	1,741

TOTALS	$629,036	$690,875	$1,884,500	$2,030,321

PATIENT DAYS (In thousands)

MEDICAID	2,869	3,318	8,485	9,852
MEDICARE	423	470	1,316	1,423
PRIVATE & OTHER	731	862	2,201	2,585

TOTALS	4,023	4,650	12,002	13,860

PER DIEM RATE (Including Ancillaries)

MEDICAID	$112.21	$110.01	$112.09	$107.75
MEDICARE—PART A	322.87	313.93	321.01	304.85
PRIVATE & OTHER	146.45	140.75	147.22	140.20

TOTALS(1)	$146.37	$140.90	$146.93	$138.40

(1) Weighted Average Rates

BEVERLY ENTERPRISES, INC.
SUPPLEMENTARY INFORMATION
ANALYSIS OF OPERATING AND ADMINISTRATIVE EXPENSES
(In thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2002	2001	2002	2001
WAGES & RELATED	$379,164	$418,970	$1,120,327	$1,228,689

PROVISION FOR INSURANCE AND RELATED ITEMS	28,870	27,111	96,793	83,480

SUPPLIES	40,544	47,968	125,740	146,515

FOOD	15,703	18,444	46,130	55,080

UTILITIES	17,389	20,154	51,748	62,218

OTHER CONTROLLABLES	63,983	61,428	201,204	175,964

REAL ESTATE RENTAL	16,389	19,870	50,190	61,773

EQUIPMENT RENTAL	5,684	6,694	16,744	20,512

OTHER NONCONTROLLABLES	2,892	6,307	11,097	16,738

TOTALS	$570,618	$626,946	$1,719,973	$1,850,969

BEVERLY ENTERPRISES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2002	December 31, 2001
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$105,672	$89,343
Accounts receivable—patient, less allowance for doubtful accounts:
2002—$41,274; 2001—$51,400	202,606	242,865
Accounts receivable—nonpatient, less allowance for doubtful accounts:
2002—$863; 2001—$908	8,461	12,914
Notes receivable, less allowance for doubtful notes: 2002—$2,027; 2001—$714	1,539	18,662
Operating supplies	21,503	25,701
Assets held for sale	6,696	120,843
Prepaid expenses and other	25,294	13,720

Total current assets	371,771	524,048
Property and equipment, net of accumulated depreciation and amortization:
2002—$793,381; 2001—$744,163	881,362	873,585
Goodwill, net	144,579	144,884
Other, less allowance for doubtful accounts and notes: 2002—$4,428; 2001—$4,393	135,787	138,553

	$1,533,499	$1,681,070

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$69,772	$93,728
Accrued wages and related liabilities	94,059	109,295
Accrued interest	13,859	14,708
General and professional liabilities	85,628	51,784
Federal government settlement liabilities	46,630	45,891
Other accrued liabilities	76,213	112,609
Current portion of long-term debt	26,261	64,231

Total current liabilities	412,422	492,246
Long-term debt	604,013	677,442
Other liabilities and deferred items	196,154	214,885
Commitments and contingencies
Stockholders’ equity:
Preferred stock, shares authorized: 25,000,000	—	—
Common stock, shares issued: 2002—113,268,227; 2001—112,813,303	11,327	11,281
Additional paid-in capital	891,096	887,668
Accumulated deficit	(473,135)	(495,203)
Accumulated other comprehensive income	522	2,029
Treasury stock, at cost: 2002—8,403,737 shares; 2001—8,515,758 shares	(108,900)	(109,278)

Total stockholders’ equity	320,910	296,497

	$1,533,499	$1,681,070

BEVERLY ENTERPRISES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine months ended September 30,
	2002	2001
Cash flows from operating activities:
Net income (loss)	$22,068	$(34,633)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	66,121	69,983
Provision for reserves on patient, notes and other receivables, net	34,468	27,509
Amortization of deferred financing costs	2,332	2,746
Florida insurance reserve adjustment	22,179	—
California investigation settlement and related costs	6,300	—
Adjustment to estimated reserves related to settlements of federal government investigations	(6,940)	—
Asset impairments, workforce reductions and other unusual items	4,523	115,543
Losses (gains) on dispositions of facilities and other assets, net	2,605	(153)
Deferred income taxes	—	(31,290)
Insurance related accounts	14,850	22,138
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable—patient	6,640	443
Operating supplies	2,457	(37)
Prepaid expenses and other receivables	(1,756)	(325)
Accounts payable and other accrued expenses	(72,405)	(18,599)
Income taxes payable	4,496	(3,450)
Other, net	(9,046)	(4,812)

Total adjustments	76,824	179,696

Net cash provided by operating activities	98,892	145,063
Cash flows from investing activities:
Capital expenditures	(84,170)	(56,439)
Proceeds from dispositions of facilities and other assets	156,965	11,874
Collections on notes receivable	1,106	67
Proceeds from designated funds, net	(145)	(8,908)
Other, net	(3,817)	(4,215)

Net cash provided by (used in) investing activities	69,939	(57,621)
Cash flows from financing activities:
Revolver borrowings	—	442,000
Repayments of Revolver borrowings	—	(606,000)
Proceeds from issuance of long-term debt	—	202,617
Repayments of long-term debt	(111,399)	(74,695)
Repayments of off-balance sheet financing	(42,901)	—
Proceeds from exercise of stock options	1,699	3,280
Deferred financing costs paid	99	(9,540)

Net cash used in financing activities	(152,502)	(42,338)

Net increase in cash and cash equivalents	16,329	45,104
Cash and cash equivalents at beginning of period	89,343	25,908

Cash and cash equivalents at end of period	$105,672	$71,012

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$48,954	$56,194
Income tax payments (refunds), net	(1,065)	6,404